Agreement No.: PS20-071 SA IP TEMPLATE VERSION 201022 1 Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. SERVICE AGREEMENT MAIN DOCUMENT Name of Project: PS2 Model Year Support Short description of activities under this Service Agreement: The Service Provider shall provide certain manufacturing engineering services in relation to the production of Polestar 2 vehicles. This Service Agreement is between Volvo Car Corporation, Reg. No. 556074-3089, a corporation organized and existing under the laws of Sweden (“Service Provider”), and Polestar Automotive China Distribution Co. Ltd., Reg. No. 91331001MA2DYEJ4XH, a corporation organized and existing under the laws of China (“Purchaser”). Each of Service Provider and Purchaser is hereinafter referred to as a “Party” and jointly as the “Parties”. BACKGROUND A. The Parties have determined that Service Provider shall provide to Purchaser certain Services (as defined in the General Terms), which are further described in the Service Specification in Appendix 1. The provision of the Services shall be performed in accordance with the terms in this service agreement and its appendices (the “Service Agreement”). B. Purchaser now wishes to enter into this Service Agreement for the purpose of receiving the Services and Service Provider wishes to provide the Services in accordance with the terms set forth in this Service Agreement. C. In light of the foregoing, the Parties have agreed to execute this Service Agreement. AGREEMENT 1. GENERAL 1.1 This Service Agreement consists of this main document (the “Main Document”) and its appendices. This Main Document sets out the specific terms in respect of the provision of the Services, whereas Appendix 2 sets out certain general terms and conditions applicable to the Parties’ rights, obligations and the performance of the Parties’ activities hereunder (the “General Terms”). 1.2 All capitalized terms used, but not specifically defined in this Main Document, shall have the meaning ascribed to them in the General Terms.

Agreement No.: PS20-071 SA IP TEMPLATE VERSION 201022 2 2. SERVICE SPECIFICATION 2.1 The Parties have agreed upon the scope and specification for the Services as specified in the Service Specification in Appendix 1. 3. AFFILIATE 3.1 Affiliate shall for the purpose of this Service Agreement have the following meaning: “Affiliate” means any other legal entity that, directly or indirectly, is controlled by or is under common control with Volvo Car Corporation or Polestar Automotive China Distribution Co. Ltd.; and control means the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity. 4. INTELLECTUAL PROPERTY RIGHTS 4.1 The Parties agree that the Service Provider shall be the exclusive owner of all Results (as defined in the General Terms in Appendix 2) developed through the performance of the Services in accordance with what is set forth in Section 4.2.1 in the General Terms and shall thus be deemed the Results Owner (as defined in the General Terms in Appendix 2). 5. SERVICE CHARGES 5.1 In consideration of Service Provider’s performance of the Services under this Service Agreement, Purchaser shall pay to Service Provider the service charges as further described below (the “Service Charges”). 5.2 The Service Charges for the Services will be based on the actual hours required for the Services to be performed by Service Provider as set forth in the Service Specification in Appendix 1 and the hourly rates as set forth in Appendix 3. The Parties acknowledge that the estimated Service Charges set forth in the Service Specification in Appendix 1 are based on an estimation of the amount of hours required for the performance of the Services and that this estimation may differ from the final actual number of hours charged by Service Provider. Hence, the Service Charges will ultimately be invoiced based on actual hours, not on estimated hours. 5.3 The Service Charges shall be paid in the currency: SEK. 5.4 The hourly rates that are used to calculate the Service Charges shall be determined by Service Provider on an annual basis in compliance with applicable tax legislation, including but not limited to the principle of “arm’s length distance” between the Parties. The hourly rates shall be calculated using the cost plus method, i.e. full cost incurred plus an arm´s length mark-up. All costs Service Provider has in order to perform the Services shall be reimbursed by Purchaser. 6. PAYMENT 6.1 If Service Provider, pursuant to the General Terms, appoints its Affiliates and/or subcontractors to perform the Services under this Service Agreement, Service Provider shall include the costs relating to such work in the invoices to Purchaser.

Agreement No.: PS20-071 SA IP TEMPLATE VERSION 201022 3 6.2 The actual Service Charges shall be invoiced on a monthly basis at the end of each month and paid by Purchaser in accordance with what is set out in the General Terms. 7. GOVERNANCE FORUM 7.1 The Parties agree that governance in respect of this Service Agreement shall be handled in accordance with what is set out in the General Terms in Appendix 2. When reference is made to a relevant governance forum, it shall for the purpose of this Service Agreement have the meaning set out below in this Section 7. 7.2 The first level of governance forum for handling the co-operation between the Parties in various matters, handling management, prioritisation of development activities etc. under the Service Agreement shall be the “Steering Committee”, which regarding cooperation between Service Provider and Purchaser is the so called Volvo Polestar Executive M&L Steering Committee. The Steering Committee shall be the first level of governance forum established by the Parties for handling the cooperation between them in respect of various matters. 7.3 The higher level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be the “Strategic Board”, which regarding cooperation between Service Provider and Purchaser is the so called Volvo Polestar Executive Meeting. The Strategic Board shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters. 8. TERRITORY 8.1 For the purposes of this Service Agreement, the “Territory” shall mean all countries in the world. 9. TEMPLATE FINANCIAL REPORTING 9.1 The Parties agree that the basis for calculating the Service Charges shall be transparent and auditable to Purchaser and be done based on the template attached as Appendix 4. 10. ORDER OF PRIORITY 10.1 In the event there are any contradictions or inconsistencies between the terms of this Main Document and any of the Appendices hereto, the Parties agree that the following order of priority shall apply: (1) This Main Document (2) Appendix 2, General Terms – Service Agreement (3) Appendix 1, Service Specification (4) Appendix 3, Hourly Rates (5) Appendix 4, Template Financial Reporting 11. NOTICES 11.1 All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement shall be sent to the

Agreement No.: PS20-071 SA IP TEMPLATE VERSION 201022 4 following addresses and shall otherwise be sent in accordance with the terms in the General Terms: (a) To Service Provider: Volvo Car Corporation Attention: [***] Email: [***] With a copy not constituting notice to: Volvo Car Corporation General Counsel 50090 Group Legal and Corporate Governance 405 31 Gothenburg, Sweden Email: legal@volvocars.com (b) To Purchaser: Polestar Automotive China Distribution Co. Ltd., Attention: [***] 1280 Tiangong Avenue Xinxing Neighborhood Tianfu New District 610000 Email: [***] With a copy not constituting notice to: Polestar Performance AB Legal Department Assar Gabrielssons Väg 9 SE-405 31 Gothenburg, Sweden Email: legal@polestar.com ______________________________ [SIGNATURE PAGE FOLLOWS]

Agreement No.: PS20-071 SA IP TEMPLATE VERSION 201022 5 This Service Agreement has been signed in 2 originals, of which the Parties have received 1 each. VOLVO CAR CORPORATION POLESTAR AUTOMOTIVE CHINA DISTRIBUTION CO. LTD., By: /s/ Maria Hemberg By: /s/ Nathan Forshaw Printed Name: Maria Hemberg Printed Name: Nathan Forshaw Title: General Counsel Title: ______ Date: 7 July, 2022 Date: _____________ By: /s/ Björn Anwall By: /s/ Michael Luke Thomas Printed Name: Björn Anwall Printed Name: Michael Luke Thomas Title: Authorized signatory Title: ______ Date: 7 July, 2022 Date: _____________

SA TEMPLATE VERSION 191003 1 SERVICE AGREEMENT APPENDIX 1 SERVICE SPECIFICATION 1. GENERAL 1.1 This Service Specification is a part of the Service Agreement executed between Service Provider and Purchaser. This Service Specification sets out the scope and the specification of the activities that shall be performed under the Service Agreement, the division of responsibilities between Service Provider and Purchaser and the applicable time plan for the performance of the activities. 2. DEFINITIONS 2.1 Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Main Document. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Service Specification have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. 3. GENERAL DESCRIPTION 3.1 The Service Provider is requested to support the Purchaser with Manufacturing Engineering, New Model launch, Logistic Engineering, and Inbound Logistics services for model year upgrades of the Polestar 2 vehicle. 3.2 The Parties have agreed to that the services will be performed as part of the corresponding Model Year programs [***]. 3.3 The overall objectives of the activities are to safeguard a seamless introduction of the updated parts. 4. ASSUMPTIONS/PRE-R EQUISITES 4.1 The support is limited to parts having a corresponding usage in the Service Provider´s platforms. 5. DESCRIPTION OF THE SERVICE ACTIVITIES 5.1 Industrial Operations & Quality will provide the following services: (a) Product and Process related activities, in the areas of Stamping, Body in White, Paint Shop, Final Plant, Geometry & Logistics. (b) Release Process Inspection Instructions and script updates for the Hardware and Software introductions. (c) Perform the product, process, and logistics engineering work according to the Volvo Product Development System (VPDS) pre-requisites. This for all changes that affects the Polestar 2 vehicle.

SA TEMPLATE VERSION 191003 2 (d) If content in the specific programs is changed, VCC needs to contact Polestar. 6. TIMING AND DELIVERABLES 6.1 The activities shall commence in Q1 2019 until end of 2023. 6.2 Deliveries will be according to Model Year program´s time schedule. 7. ESTIMATED HOURS 7.1 The Parties estimate that the number of hours that are required to perform the Services in Sweden are [***] hours. The estimated hours are based on the Purchaser paying [***] of their unique content and [***] of the common content in [***] and [***] and [***] of the common content in [***] and [***] of the common content in [***]. It is both Parties understanding that eight hours constitute one working day 7.2 The estimated service fee is [***] SEK. 8. PARTIES RESPONSIBILITIES 8.1 General. The division of the responsibilities between the Parties can be described as follows in this Section 8. 8.2 Service Provider’s responsibilities. Service Provider is responsible for the following activities: (a) Supply Manufacturing Engineering support as defined with the Volvo Cars Program management system. 8.3 Purchaser’s responsibilities. Purchaser is responsible for all the other activities in relation to the Model Year upgrade including: (a) Timely providing, in relation to the Polestar 2 vehicle, the necessary pre-requisites and information to launch the production. ______________________________

SA IP TEMPLATE VERSION 201022 1 SERVICE AGREEMENT APPENDIX 2 GENERAL TERMS 1. BACKGROUND This Appendix 2, General Terms – Service Agreement, (the “General Terms”) is an Appendix to the Main Document and is an integrated part of the Service Agreement entered into between the Parties. 2. DEFINITIONS 2.1 For the purpose of these General Terms, the following terms shall have the meanings assigned to them below. All capitalized terms in singular in the list of definitions shall have the same meaning in plural and vice versa. Any capitalized terms used, but not specifically defined below in this Section 2, shall have the meaning ascribed to them in the Main Document. 2.2 “Appendix” means an appendix to the Main Document. 2.3 “Background IP” means the Intellectual Property Rights either: (a) owned by either of the Parties; (b) created, developed or invented by directors, managers, employees or consultants of either of the Parties; (c) to which the Party has licensed rights instead of ownership and the right to grant a sublicense prior to the execution of this Service Agreement, and any Intellectual Property Rights developed or otherwise acquired independently of this Service Agreement. 2.4 “Change Management” means maintenance and development of the Results to be performed 90 days after the start of production of the first vehicle in which the Results are installed, incorporated, included or otherwise used, and which are driven by for example legal requirements or changes in other products/parts having an effect on the Results. 2.5 “Confidential Information” means any and all non-public information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to the existence, content and subject matter of this Service Agreement, information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, algorithms, formulas, methodologies, know- how, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high level specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Service Agreement.

SA IP TEMPLATE VERSION 201022 2 2.6 “Data Room” means the secure environment personal approved access information sharing platform agreed to be used between the Parties for making available the Results to Purchaser. 2.7 “Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party. 2.8 “EU Data Protection Laws” shall mean collectively, any applicable data protection, privacy or similar law generally applicable to the processing of personal data, including but not limited to Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) and any act or piece of national legislation implementing, supporting or otherwise incorporating said regulation, including any amendment made to any of the foregoing. 2.9 “Force Majeure Event” shall have the meaning set out in Section 15.1.1. 2.10 “Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight that would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Service Agreement. 2.11 “Intellectual Property Rights” or “IP” means Patents, Non-patented IP, rights in Confidential Information and Know-How to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition. 2.12 “Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and suppliers. 2.13 “Main Document” means the contract document (with the heading “Main Document - Service Agreement”), which is signed by Service Provider and Purchaser, to which these General Terms are an Appendix. 2.14 “Non-patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Service Agreement. 2.15 “Patent” means any patent, patent application, or utility model, whether filed before, on or after execution of this Service Agreement, along with any continuation, continuation- in-part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing. 2.16 “Receiving Party” means the Party receiving Confidential Information from the Disclosing Party.

SA IP TEMPLATE VERSION 201022 3 2.17 “Results” shall mean any outcome of the Services provided to Purchaser under this Service Agreement (including but not limited to any IP, technology, software, methods, processes, deliverables, objects, products, documentation, modifications, improvements, and/or amendments to be carried out by Service Provider under the Service Specification) and any other outcome or result of the Services to be performed by Service Provider as described in the relevant Service Specification, irrespective of whether the performance of the Services has been completed or not. 2.18 “Results Owner” shall mean the Party which shall be the owner of the Results in accordance with what is set forth in Section 5.2. 2.19 “Services” shall mean the services to be performed by Service Provider to Purchaser hereunder, including all services under the Appendices attached hereto. 2.20 “Service Agreement” means the Main Document including all of its Appendices and their Schedules as amended from time to time. 2.21 “Service Charges” means the service charges as set forth or referenced to in the Main Document. 2.22 “Service Specification” describes the Services to be provided by Service Provider to Purchaser hereunder including (if applicable) a time plan for the provision of the Services, which is included as Appendix 1 in this Service Agreement. 2.23 “Third Party” means a party other than any of the Parties and/or an Affiliate of one of the Parties to this Service Agreement. 2.24 “Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against Third Parties. 2.25 “Use” means to make, have made, use (including in a process, such as use in designing, engineering, testing or assembling products or in their research or development), keep, install, integrate, extract, assemble, reproduce, incorporate, create derivative works of, modify, adapt, improve, enhance, develop, service or repair, including in the case of installation, integration, assembly, service or repair, the right to have a subcontractor of any tier carry out any of these activities on behalf of Purchaser. 2.26 The right to “have made” is the right of Purchaser to have another person (or their subcontractor of any tier) make for Purchaser and does not include the right to grant sublicenses to another person to make for such person’s own use or use other than for Purchaser. 3. PROVISION OF SERVICES 3.1 Service Specification. The Parties have agreed upon the scope and specification of the Services provided under this Service Agreement in the Service Specification. 3.2 Making available the Results.

SA IP TEMPLATE VERSION 201022 4 Service Provider shall make the Results (or if not finalised, any part of the Results that has been finalised) available to Purchaser within the timeframes specified in the Service Specification, but under all circumstances promptly after any part of the Results has been finalised. The Results shall only be made available in a Data Room. The Results (or any finalised part thereof) shall be deemed made available by Service Provider to Purchaser if such files have been electronically loaded into and made accessible by Service Provider in the Data Room agreed upon. 3.3 Change Management. Service Provider has an obligation to, upon Purchaser’s request, perform Change Management in relation to the developed Results, such as changes required in order to maintain functionality, adjust the Results due to new technical solutions etc. For the avoidance of doubt, the performance of Change Management is however not governed by this Service Agreement, but shall be subject to a separate agreement between the Parties, which the Parties upon either Party’s request shall execute. 3.4 Service Recipients. In addition to Purchaser, all of Purchaser’s Affiliates shall be entitled to receive and use the Services under this Service Agreement. Nevertheless, Purchaser shall be Service Provider’s sole point of contact and shall be responsible for payment of the Service Charges as set forth in this Service Agreement, irrespectively of whether it is Purchaser or any of Purchaser’s Affiliates that in reality received and used the Services. 3.5 Subcontractors. The Parties acknowledge that Service Provider may use its Affiliates and/or subcontractors to perform the Services under this Service Agreement, provided that Service Provider informs Purchaser thereof. Service Provider shall however remain responsible for the performance, and any omission to perform or comply with the provisions of this Service Agreement, by any Affiliate to Service Provider and/or any subcontractor to the same extent as if such performance or omittance was made by Service Provider itself. Service Provider shall also remain Purchaser’s sole point of contact unless otherwise agreed. 3.6 Relationship between the Parties. The Parties are acting as independent contractors when performing each Party’s respective obligations under the Service Agreement. Neither Party nor its Affiliates are agents for the other Party or its Affiliates and have no authority to represent them in relation to any matters. Nothing in these General Terms or the Service Agreement shall be construed as to constitute a partnership or joint venture between the Parties. 4. SERVICE REQUIREMENTS 4.1 All Services shall be performed in accordance with the requirements set forth in this Service Agreement, including the Service Specification, and otherwise in a professional manner. 4.2 When providing the Services, Service Provider shall use professional and skilled personnel, reasonably experienced for the Services to be performed, Service Provider shall work according to the same standard of care and professionalism that is done in Service Provider’s internal business and development projects. Such standard of care and

SA IP TEMPLATE VERSION 201022 5 professionalism, shall however at all times correspond to Industry Standard. For the avoidance of doubt, Service Provider is responsible for all necessary recruiting and hiring costs associated with employing appropriate personnel as well as all necessary training costs. 4.3 Service Provider acknowledges that time is of essence and Service Provider agrees to strictly respect and adhere to the deadlines set out in the Service Specification in Appendix 1, such as time limits, milestones and gates. In the event Service Provider risks not to meet an agreed deadline or is otherwise in delay with the performance of the Services, Service Provider shall appoint additional resources in order to avoid the effects of the anticipated delay or the delay (as the case may be). 4.4 In the event the Services or any part thereof, more than insignificantly deviate from the requirements set forth in the Service Specification, or if Service Provider otherwise does not meet or ceases to meet the requirements set forth in this Service Agreement (except for minor faults and defects, which do not affect the provision of the Services), Service Provider shall remedy such incompliance, fault or defect as soon as reasonably possible. 4.5 In the event Service Provider fails to act in accordance with Section 4.3 and 4.4 above, such failure shall be escalated in accordance with the escalation principles set forth in Section 17.1 and eventually give Purchaser the right to terminate the Service Agreement in accordance with Section 14.4. 4.6 Purchaser shall provide Service Provider with instructions as reasonably required for Service Provider to be able to carry out the Services. Service Provider must continuously inform Purchaser of any needs of additional instructions or specifications required to perform the Services. 4.7 Service Provider shall ensure that it has sufficient resources to perform its undertakings under this Service Agreement. Further, Service Provider undertakes to ensure that the performance of the Services will not be given lower priority than other of Service Provider’s internal similar projects. 5. INTELLECTUAL PROPERTY RIGHTS 5.1 Ownership of existing Intellectual Property Rights. Each Party remains the sole and exclusive owner of its Background IP and any Intellectual Property Rights which are modifications, amendments or derivatives of any Intellectual Property Rights already owned by such Party. Nothing in this Service Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of the other Party. 5.2 Ownership of Results. The Party specified in the Main Document to own the Results shall be the exclusive owner of the Results, including all modifications, amendments and developments thereof. If Purchaser is the Party indicated as owning the Results in the Main Document, all Results, including all modifications, amendments and developments thereof, and any Intellectual Property Rights developed as a result of the Services provided by Service Provider (or if

SA IP TEMPLATE VERSION 201022 6 applicable, any of its appointed Affiliates or subcontractors), shall consequently automatically upon creation be transferred from Service Provider to Purchaser. Purchaser shall further have the right to transfer, sublicense, modify and otherwise freely dispose of the Results, however with the restrictions set forth in Section 5.3 below. 5.3 License grant. The Results Owner hereby grants to the other Party a non-exclusive, irrevocable, perpetual (however at least 50 years long (however, in no event shall such time exceed the validity period of any IP or Background IP included in the license described hereunder)), non- assignable (however assignable to the Party’s Affiliates and related companies) license to, within the Territory: (a) Use , in whole or in part, the Results and, if applicable, any Background IP embedded in or otherwise used in the development of the Results to the extent such license is necessary or reasonably necessary to make use of this license granted to the Results and the Services provided hereunder; and (b) design, engineer, Use, make and have made, repair, service, market, sell and make available products and/or services based on, incorporating or using the Results and any Background IP referred to in (a) above, in whole or in part. Notwithstanding anything to the contrary in the Service Agreement, nothing in these General Terms or otherwise in the Service Agreement shall be construed as to give the other Party any rights, including but not limited to any license rights (express or implied), to any Background IP, except as expressly stated herein. The license granted from the Results Owner to the other Party under Section 5.3.1 above shall be fully sublicensable to the other Party’s Affiliates, but shall not be sublicensable to any Third Party without prior written approval from the Results Owner, however with the exception stated in Section 5.3.4 below. For the avoidance of doubt, the Results Owner shall be entitled to license the Results, including any Background IP therein, to the Results Owner’s Affiliates without prior written consent from the other Party. In the event either Party would want to sublicense/license the rights granted under Section 5.3.1 above in whole, or a substantial part of said rights, to a Third Party, such sublicense/license requires the prior written approval of the other Party, which shall not be unreasonably withheld (whereby a sublicense/license to a Third Party which is a competitor of either Party is an example of what could be deemed unreasonable and subject to non- approval) or delayed. Any approval in accordance with the foregoing shall be handled at a high governance level by the Strategic Board. For the avoidance of doubt, the other Party has no obligation to provide any support regarding sublicensing/licensing of any rights connected to this Service Agreement to a Party providing a sublicense/license to a Third Party. 5.4 Suspected infringement. The Party to whom the license in Section 5.3 is granted, shall promptly (upon becoming aware) notify the Results Owner in writing of: (a) any conduct of a Third Party that the Party reasonably believes to be, or reasonably believes to be likely to be, an infringement, misappropriation or other violation of

SA IP TEMPLATE VERSION 201022 7 any Intellectual Property Rights licensed to the Party hereunder by a Third Party; or (b) any allegations made to the Party by a Third Party that any Intellectual Property Rights licensed hereunder are invalid, subject to cancellation, unenforceable, or is a misappropriation of any Intellectual Property Rights of a Third Party. In the event that the Party has provided the Results Owner a notification pursuant to Section 5.4.1(a) above, and the Results Owner decides not to take any action against the Third Party, the Results Owner may approve in writing that the other Party shall be entitled to itself take action against the Third Party at its own cost. If the Results Owner approves, it shall provide reasonable assistance to the other Party, as requested by the other Party at the other Party’s expense. If the Results Owner does not approve to the other Party taking such action, the issue should be escalated to the Strategic Board for decision. For the avoidance of doubt, the Results Owner has no responsibility in the event the Results are alleged to infringe in any Third Party’s Intellectual Property Rights and the Results Owner has, except for what is set out above in this Section 5.4 no obligation to defend and hold the other Party harmless from and against any alleged infringements. 5.5 Volvo brand name. For the sake of clarity, it is especially noted that this Service Agreement does not include any right to use the “Volvo” brand name, or Trademarks, or refer to “Volvo” in communications or official documents of whatever kind. The Parties acknowledge that the “Volvo” Trademarks as well as the “Volvo” name is owned by Volvo Trademark Holding AB and that the right to use the name and the “Volvo” Trademarks is subject to a service agreement, which stipulates that the name, Trademarks and all thereto related Intellectual Property can only be used by Volvo Car Corporation and its Affiliates in relation to Volvo products. This means that this Service Agreement does not include any rights to directly or indirectly use the “Volvo” brand name or “Volvo” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence. 5.6 Polestar brand name. Correspondingly, it is especially noted that this Service Agreement does not include any right to use the Polestar brand name or Trademarks, or refer to Polestar in communications or official documents of whatever kind. This means that this Service Agreement does not include any rights to directly or indirectly use the Polestar brand name or Polestar Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence. 6. SERVICE CHARGES 6.1 In consideration of Service Provider’s performance of the Services under this Service Agreement, Purchaser agrees to pay to Service Provider the Service Charges as set forth or referenced to in the Main Document.

SA IP TEMPLATE VERSION 201022 8 7. PAYMENT TERMS 7.1 The Service Charges shall be paid in the currency set forth in the Main Document, in a timely manner and in accordance with the payment terms set forth in this Section 7. 7.2 Purchaser shall bear the VAT and surtaxes, and Service Provider shall bear the Withholding Tax, which are applicable in accordance with local legislation to amounts and payments referred to in this Service Agreement. 7.3 Purchaser shall make a reasonable effort in establishing, where applicable and to the fullest extent possible, to the tax authorities of its country of residence that services rendered there by Service Provider do not amount to a Permanent Establishment as defined under Article 5 of the Agreement between the Government of the People’s Republic of China and the Government of the Kingdom of Sweden for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (1986) (hereinafter the "Sweden-China Income Tax Treaty"); and that no withholding tax shall apply to payments under this Service Agreement. Service Provider shall make a reasonable effort to obtain a credit, under either Article 23 of the Sweden-China Income Tax Treaty or the domestic legislation of Service Provider's country of residence, against income tax in Service Provider’s country of residence on account of the withholding tax, if any, levied on the payments by the tax authorities of Purchaser's country of residence. 7.4 In the event that the withholding tax, if any, levied by the tax authorities of Purchaser's country of residence is determined, by the tax authorities of Service Provider's country of residence, to not be so creditable against the income tax of Service Provider, Purchaser shall reimburse Service Provider for the withholding tax, exclusive of any tax applicable thereupon in Purchaser's country of residence. The reimbursement shall be due upon the presentation by Service Provider of reasonable proof of the denial of the aforementioned credit. 7.5 Where the withholding tax levied in Purchaser's country of residence is denied creditability in Service Provider's country of residence, Purchaser and Service Provider shall decide jointly whether a course of action shall be undertaken in the form of Mutual Agreement Procedure under Article 25 of the Sweden-China Income Tax Treaty or other dispute resolution procedures available between the competent authorities of Sweden and China. 7.6 Upon tax authority request, Service Provider should provide the supporting documents to help Purchaser prove the arm’s length nature of the payment. 7.7 Any amount of the Service Charges invoiced by Service Provider to Purchaser shall be paid by Purchaser within [***] after the invoice date. 7.8 Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on [***] per annum. 7.9 Any paid portion of the Service Charges is non-refundable, with the exception set forth in the Main Document. 8. AUDIT 8.1 During the term of the Service Agreement, Purchaser shall have the right to, upon reasonable notice in writing to Service Provider, inspect Service Provider’s books and

SA IP TEMPLATE VERSION 201022 9 records related to the Services and the premises where the Services are performed, in order to conduct quality controls and otherwise verify the statements rendered under this Service Agreement. 8.2 Audits shall be made during regular business hours and be conducted by Purchaser or by an independent auditor appointed by Purchaser. Should Purchaser during any inspection find that Service Provider or the Services does/do not fulfil the requirements set forth herein, Purchaser is entitled to comment on the identified deviations. Service Provider shall, upon notice from Purchaser, take reasonable efforts to take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to the Steering Committee. 9. REPRESENTATIONS 9.1 Each Party warrants and represents to the other Party that: (a) it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable; (b) it has full corporate power and authority to execute and deliver this Service Agreement and to perform its obligations hereunder; (c) the execution, delivery and performance of this Service Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and (d) this Service Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms. 9.2 To the extent any Background IP is embedded, or otherwise included, in the Results and subject to the license granted in Section 5.3 above, the Parties acknowledge that the Background IP is licensed on an “as is” basis, without any warranties or representations of any kind (except for the warranties in Section 9.1 above), whether implied or express, and in particular any warranties of suitability, merchantability, description, design and fitness for a particular purpose, non-infringement, completeness, systems integration and accuracy are expressly excluded to the maximum extent permissible by law. 10. SERVICE WARRANTY 10.1 When performing the Services, Service Provider shall provide professional and skilled personnel, reasonably experienced for the Services to be performed at the best of their knowledge. 10.2 Service Provider provides the Services “as is”. Service Provider does neither warrant nor represent that any Services, provided or delivered to Purchaser hereunder are functional for the business needs of Purchaser or otherwise suitable for any specific purpose, nor that the Services, are not infringing any Intellectual Property of any third party. Service Provider does neither give any representations or warranties as regards the merchantability of the deliverables to be delivered hereunder nor any other representations or warranties of any

SA IP TEMPLATE VERSION 201022 10 kind whatsoever concerning the Services. Purchaser acknowledges that the price of the Services to be performed and other deliverables to be delivered by Service Provider are set in consideration of the foregoing. 10.3 Service Provider shall after receipt of notice of a claim related to Purchaser’s use of the Services notify Purchaser of such claim in writing and Purchaser shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the third party presenting the claim and/or intervene in any suit or action. Purchaser shall at all times keep Service Provider informed of the status and progress of the claim and consult with Service Provider on appropriate actions to take. If Purchaser fails to or chooses not to take actions to defend Service Provider within a reasonable time, or at any time ceases to make such efforts, Service Provider shall be entitled to assume control over the defence against such claim and/ or over any settlement negotiation at Purchaser’s cost. Any settlement proposed by Purchaser on its own account must take account of potential implications for Service Provider and shall therefore be agreed with Service Provider before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim. 11. LIMITATION OF LIABILITY 11.1 Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Service Agreement. 11.2 Each Party’s aggregate liability for any direct damage arising out of or in connection with this Service Agreement shall be limited to [***] payable by Purchaser to Service Provider hereunder. 11.3 The limitations of liability set forth in this Section 11 shall not apply in respect of: (a) claims related to death or bodily injury; (b) damage caused by wilful misconduct or gross negligence; (c) damage caused by a Party’s breach of the confidentiality undertakings in Section 13 below; or (d) damage arising out of an infringement, or alleged infringement, of the other Party’s or any third party’s Intellectual Property. 12. GOVERNANCE AND CHANGES 12.1 Governance. The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Service Agreement as well as issues and/or disputes arising under this Service Agreement. The governance and co-operation between the Parties in respect of this Service Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon inter alia the prioritisation of development activities or

SA IP TEMPLATE VERSION 201022 11 other aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue to the Steering Committee. If the Steering Committee fails to agree upon a solution of the disagreement the relevant issue should be escalated to the Strategic Board for decision. 12.2 Changes. 12.3 During the term of this Service Agreement, Purchaser can request changes to the Service Specification, which shall be handled in accordance with the governance procedure set forth in Section 12.112.1 above. Both Parties agree to act in good faith to address and respond to any change request within a reasonable period of time. 12.4 The Parties acknowledge that Service Provider will not perform in accordance with such change request until agreed in writing between the Parties. For the avoidance of any doubt, until there is agreement about the requested change, all work shall continue in accordance with the existing Service Specification. 13. CONFIDENTIAL INFORMATION 13.1 The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party. 13.2 All Confidential Information shall only be used for the purposes comprised by the fulfilment of this Service Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Service Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 13.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub- contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate: (a) was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking; (b) was already in the possession of the Receiving Party before its receipt from the Disclosing Party; (c) is obtained from a Third Party who is free to divulge the same; (d) is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations; (e) is reasonably necessary for either Party to utilize its rights and use of its Intellectual Property Rights; or (f) is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

SA IP TEMPLATE VERSION 201022 12 13.3 The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as the Receiving Parts uses to protect its own Confidential Information of similar nature, to prevent the dissemination to Third Parties or publication of the Confidential Information. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 13. 13.4 Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within 30 days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information. 13.5 If any Party violates any of its obligations described in this Section 13, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to 17.1.5 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply. 13.6 For the avoidance of doubt, this Section 13 does not permit disclosure of source code to software, and/or any substantial parts of design documents to software, included in the Results, to any Third Party, notwithstanding what it set forth above in this Section 13. Any such disclosure to any Third Party is permitted only if approved in writing by Service Provider. 13.7 This confidentiality provision shall survive the expiration or termination of this Service Agreement without limitation in time. 14. TERM AND TERMINATION 14.1 This Service Agreement shall become effective when the Main Document is signed by duly authorised signatories of each Party and shall, unless terminated in accordance with this Section 14 below, remain in force until the Services are completed. 14.2 Either Party shall be entitled to terminate this Service Agreement with immediate effect in the event: (a) the other Party commits a material breach of the terms of this Service Agreement, which has not been remedied within 30 days from written notice from the other Party to remedy such breach (if capable of being remedied); or (b) if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors.

SA IP TEMPLATE VERSION 201022 13 14.3 For avoidance of doubt, Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, shall be considered in material breach for the purpose of this Service Agreement. 14.4 Furthermore, Purchaser is entitled to terminate this Service Agreement with immediate effect in case Service Provider acts in breach, which is not insignificant, of what is set forth in Section 4.3 and 4.4 provided that the issue first has been escalated in accordance with Section 17.1. 14.5 Purchaser shall in addition be entitled to cancel the Services performed by Service Provider for convenience upon 30 days written notice to Service Provider. In such event, Service Provider shall, upon request from Purchaser, promptly make available in the Data Room (if applicable) any and all parts of the Results which have been finalised on the effective date of the cancellation. Moreover, the “Results” shall for the purposes of this Service Agreement be considered such parts of the Results that Service Provider has finalised on the effective date of the cancellation. 14.6 In the event Purchaser cancels the Services in accordance with Section 14.5 above, the Service Charges shall, instead of what is set out in the Main Document, correspond to Service Provider’s costs for the Services performed up, until and including the effective date of the cancellation, including the mark-up otherwise applied to calculate the Service Charges in accordance with the Main Document and any other reasonable proven costs Service Provider has incurred. 14.7 Either Party shall in addition be entitled to terminate the Service Agreement for convenience upon 60 days written notice to the other Party. 15. MISCELLANEOUS 15.1 Force majeure. Neither Party shall be liable for any failure or delay in performing its obligations under the Service Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party's reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party's), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors if such default or delay has been caused by a Force Majeure Event. A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Service Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non- performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

SA IP TEMPLATE VERSION 201022 14 15.2 Notices. All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred: (a) in case of personal delivery, at the time and on the date of personal delivery; (b) if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission; (c) if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or (d) at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation; in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods. All such notices, demands, requests and other communications shall be addressed to the address, and with the attention, as set forth in the Main Document, or to such other address, number or email address as a Party may designate. 15.3 Assignment. Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Service Agreement without the other Party’s prior written consent. Notwithstanding the above, each Party may assign this Service Agreement to an Affiliate without the prior written consent of the other Party. 15.4 Waiver. Neither Party shall be deprived of any right under this Service Agreement because of its failure to exercise any right under this Service Agreement or failure to notify the infringing party of a breach in connection with the Service Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply. 15.5 Severability. In the event any provision of this Service Agreement is wholly or partly invalid, the validity of the Service Agreement as a whole shall not be affected and the remaining provisions of the Service Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Service Agreement, it shall be reasonably amended. 15.6 Entire agreement. All arrangements, commitments and undertakings in connection with the subject matter of this Service Agreement (whether written or oral) made before the date of this Service Agreement are superseded by this Service Agreement and its Appendices. 15.7 Amendments. Any amendment or addition to this Service Agreement must be made in writing and signed by the Parties to be valid.

SA IP TEMPLATE VERSION 201022 15 15.8 Survival. If this Service Agreement is terminated or expires pursuant to Section 14 above, Section 5.3 (License grant), Section 13 (Confidentiality), Section 16 (Governing Law), Section 17 (Dispute Resolution) as well as this Section 15.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration. Notwithstanding Section 15.8.1 above, if this Service Agreement is terminated due to Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, pursuant to Section 14 above, Section 5.3 (License Grant) shall not survive termination or remain in force as between the Parties after such termination. For the avoidance of doubt, what is stated in this Section 15.8.2 shall only apply in relation to such licenses granted to Purchaser pursuant to Section 5.3 above and any licenses granted to Service Provider under Section 5.3 shall thus nevertheless remain in force after such termination. 16. GOVERNING LAW 16.1 This Service Agreement and all non-contractual obligations in connection with this Service Agreement shall be governed by the substantive laws of: (a) the People’s Republic of China, if the Party that is providing the Services is incorporated under the laws of the People's Republic of China; and (b) Sweden, if the Party that is providing the Services is incorporated under the laws of Sweden, without giving regard to its conflict of laws principles. 17. DISPUTE RESOLUTION 17.1 Escalation principles. In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue. The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect.

SA IP TEMPLATE VERSION 201022 16 If the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the Strategic Board for decision. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the Strategic Board. Should the matter not have been resolved by the Strategic Board within 30 days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 17.1.5 below. All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 13 above. Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 17.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate. Arbitration. Any dispute, controversy or claim arising out of or in connection with this Service Agreement, or the breach, termination or invalidity thereof, shall: (a) if the Party that is providing the Services is incorporated under the laws of the People's Republic of China, be submitted to China International Economic and Trade Arbitration Committee (“CIETAC”) for arbitration, which shall be held in Shanghai and conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration, whereas the language to be used in the arbitral proceedings shall be English and Chinese; and (b) if the Party that is providing the Services is incorporated under the laws of Sweden, be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce, whereas the seat of arbitration shall be Gothenburg, Sweden, the language to be used in the arbitral proceedings shall be English, and the arbitral tribunal shall be composed of three arbitrators. Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Service Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise. In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Service Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets. All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential. ______________________________

SA IP TEMPLATE VERSION 201022 17

Appendix 3, Hourly rates VOLVO CAR CORPORATION - 2020 * [***]

[Year] January February March April May June July August September October November December Act/Fcst Act/Fcst Act/Fcst Act/Fcst Act/Fcst Act/Fcst Act/Fcst Act/Fcst Act/Fcst Act/Fcst Act/Fcst Act/Fcst Full Year [Currency] [Currency] [Currency] [Currency] [Currency] [Currency] [Currency] [Currency] [Currency] [Currency] [Currency] [Currency] [Currency] Present Status Engineering Head cost 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 Hired Service incl D&D 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 Test Objects 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 All other 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 Blue collar 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 Rigs 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 Subtotal Status 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 0.000 Hourly rate Hours White Collars [Currency] [Amount] 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 Hours Blue Collars [Currency] [Amount] 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 Hours Rigs 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 [Calender year] PS2 Model Year Support Billing Program Engineering Expense Program Engineering Expense

PS23-015 230210 Amendment Agreement Template v20190325 AMENDMENT AGREEMENT No 1 This Amendment Agreement No 1 to the Service Agreement PS2 Model Year Support (“Amendment”) is between between Volvo Car Corporation, Reg. No. 556074-3089, a corporation organized and existing under the laws of Sweden (“Service Provider”), and Polestar Automotive China Distribution Co. Ltd., Reg. No. 91510112MA6D05KT88, a corporation organized and existing under the laws of China (“Purchaser”). Each of Service Provider and Purchaser is hereinafter referred to as a “Party” and jointly as the “Parties”. BACKGROUND A. The Parties have entered into a Service Agreement PS2 Model year Support (Agreement no.: PS20-071) on 7. July 2022 (the “Agreement”). B. The Parties now wish to amend the Agreement to the extent set out below. C. Now, therefore, the Parties agree as follows: 1. SCOPE OF AMENDMENT The Agreement will be deemed amended to the extent herein provided and will, except as specifically amended, continue in full force and effect in accordance with its original terms. In case of any discrepancy between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall prevail. Any definitions used in this Amendment shall, unless otherwise is stated herein, have the respective meanings set forth in the Agreement. The amendments to the provisions in the Agreement as stated in Section 2 below, such provisions highlighted for ease of reference in bold italics, shall come into force on 1. March 2022. 2. AMENDMENTS Section 11.1 in the Main Document of the Agreement shall be amended and restated in its entirety as follows: All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement shall be sent to the following addresses and shall otherwise be sent in accordance with the terms in the General Terms:

PS23-015 230210 Amendment Agreement Template v20190325 To Service Provider Volvo Car Corporation Attention: [***] SE-405 31 Gothenburg, SWEDEN Email: [***] With a copy not constituting notice to: Volvo Car Corporation General Counsel 50090 Group Legal and Corporate Governance SE-405 31 Gothenburg, SWEDEN Email: legal@volvocars.com Section 7.8 in Appendix 2 General Terms to the Agreement shall be amended and restated in its entirety as follows: Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one month applicable interbank rate, depending on invoice and currency, with an addition of [***] per annum. Appendix 1 Service Specification to the Agreement shall be replaced in its entirety by a new Appendix 1 as attached to this Amendment. Appendix 3 Hourly Rates to the Agreement shall be replaced in its entirety by a new Appendix 3 as attached to this Amendment. 3. GENERAL PROVISIONS This Amendment is and should be regarded and interpreted as an amendment to the Agreement. The validity of this Amendment is therefore dependent upon the validity of the Agreement. No amendment of this Amendment will be effective unless it is in writing and signed by both Parties. A waiver of any default is not a waiver of any later default and will not affect the validity of this Amendment. Sections 16 and 17 in Appendix 2 General Terms of the Agreement shall apply to this Amendment as well. The Parties may execute this Amendment in counterparts which will constitute one instrument. ______________________________ [SIGNATURE PAGE FOLLOWS]

PS23-015 230210 Amendment Agreement Template v20190325 Volvo Car Corporation Polestar Automotive China Distribution Co. Ltd By: /s/ Maria Hemberg By: /s/ Feng Dan Printed Name: Maria Hemberg Printed Name: Feng Dan Title: General Counsel Title: Legal Representative Date: 2 March, 2023 Date: March 22, 2023 By: /s/ Johan Ekdahl By: Printed Name: Johan Ekdahl Printed Name: _____________ Title: CFO Title: ______ Date: 2 March, 2023 Date: _____________

PS23-015 230210 SA TEMPLATE VERSION 191003 1 SERVICE AGREEMENT APPENDIX 1 SERVICE SPECIFICATION 4. GENERAL This Service Specification is a part of the Service Agreement executed between Service Provider and Purchaser. This Service Specification sets out the scope and the specification of the activities that shall be performed under the Service Agreement, the division of responsibilities between Service Provider and Purchaser and the applicable time plan for the performance of the activities. 5. DEFINITIONS Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Main Document. In addition, the capitalised terms set out below in this Section 5 shall for the purposes of this Service Specification have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. 6. GENERAL DESCRIPTION The Service Provider is requested to support the Purchaser with Manufacturing Engineering, Logistic Engineering, and Inbound Logistics services for model year upgrades of the Polestar 2 vehicle. The Parties have agreed to that the services will be performed as part of the corresponding Model Year programs [***]. The overall objectives of the activities are to safeguard a seamless introduction of the updated parts and capacity changes in production. 7. ASSUMPTIONS/PRE-R EQUISITES The support is limited to parts having a corresponding usage in the Service Provider´s platforms. 8. DESCRIPTION OF THE SERVICE ACTIVITIES Industrial Operations & Quality will provide the following services: (a) Product and Process related activities, in the areas of Stamping, Body in White, Paint Shop, Final Plant, Geometry & Logistics. (b) Release Process Inspection Instructions and script updates for the Hardware and Software introductions. (c) Perform the product, process, and logistics engineering work according to the Volvo Product Development System (VPDS) pre-requisites. This for all model year changes that affects the Polestar 2 vehicle.

PS23-015 230210 SA TEMPLATE VERSION 191003 2 (d) If content in the specific programs is changed, VCC needs to contact Polestar. 9. TIMING AND DELIVERABLES The activities for [***] shall commence in Q1 2019 and continue until end of 2023. The activities for [***] shall commence in Q2 2022 and is expected to continue until mid- 2024. Deliveries will be according to Model Year program´s time schedule. 10. ESTIMATED HOURS For [***] the Parties estimate that the number of hours that are required to perform the Services in Sweden are [***]. The estimated hours are based on the Purchaser paying [***] of their unique content and [***] of the common content in [***] and [***] of the common content in [***] and [***] of the common content in [***]. It is both Parties understanding that eight hours constitute one working day. For [***] the estimated service fee is [***] SEK. For [***] the Parties estimate that the number of hours that are required to perform the Services in Sweden are [***] hours. The estimated hours are based on the Purchaser paying [***] of the common content in [***]. It is both Parties understanding that eight hours constitute one working day. For [***] the estimated service fee is [***]SEK. 11. PARTIES RESPONSIBILITIES General. The division of the responsibilities between the Parties can be described as follows in this Section 11. Service Provider’s responsibilities. Service Provider is responsible for the following activities: (a) Supply Manufacturing Engineering support as defined with the Volvo Cars Program management system. Purchaser’s responsibilities. Purchaser is responsible for all the other activities in relation to the Model Year upgrade including: (a) Timely providing, in relation to the Polestar 2 vehicle, the necessary pre-requisites and information to launch the production. ______________________________

PS23-015 230210 APPENDIX 3 Hourly Rates [***]